Prospectus Supplement No. 1 (To Prospectus Dated June 20, 2006)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-134616
XENONICS HOLDINGS, INC.
Common Stock
     This Prospectus Supplement supplements, and should be read in conjunction with, our Prospectus dated June 20, 2006 (the “Prospectus”). This Prospectus Supplement must be delivered with the Prospectus.
     The information in the Prospectus in the section titled “Selling Stockholders” is amended by this Prospectus Supplement to reflect (1) the transfer by the Norman Patriot, LLC of warrants to purchase 125,000 shares of our common stock to each of the four members of the Norman Patriot, LLC, (2) the transfer by Hudson Valley Capital Management to Charles Doller of a warrant to purchase 37,660 shares of our common stock, and (3) the transfer by Hudson Valley Capital Management to Mark Gillis of a warrant to purchase 48,996 shares of our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is June 12, 2007.

SELLING STOCKHOLDERS
SUPPLEMENTAL INFORMATION
     The table beginning on page 12 of the Prospectus in the section titled “Selling Stockholders” is amended as follows.
     As a result of the transfer by the Norman Patriot, LLC of warrants to purchase 125,000 shares of our common stock to each of the four members of the Norman Patriot, LLC, (1) the Norman Patriot, LLC is removed from the Selling Stockholders table, and (2) Laurence P. Dunn, Norman Nouskajian, Brian C. Quinn, and iTracker Inc., a Wyoming corporation, are added to the Selling Stockholders table and shall henceforth be treated as selling stockholders for purposes of the Prospectus.
     As a result of the transfer by Hudson Valley Capital Management to Charles Doller of a warrant to purchase 37,660 shares of our common stock and the transfer by Hudson Valley Capital Management to Mark Gillis of a warrant to purchase 48,996 shares of our common stock, (1) Hudson Valley Capital Management is removed from the Selling Stockholders table, and (2) Charles Doller and Mark Gillis are added to the Selling Stockholders table and shall henceforth be treated as selling stockholders for purposes of the Prospectus.
     The beneficial ownership information for the selling stockholders listed below is as of June 12, 2007.

	Beneficial Ownership			Beneficial Ownership
	Before Offering			After Offering
	Number of		Number of	Shares	Number of
Selling stockholder	Shares	Percent	Being Offered	Shares	Percent
Laurence P. Dunn(1)	125,000	*	125,000	-0-	—
Norman Nouskajian(1)	125,000	*	125,000	-0-	—
Brian C. Quinn(1)	125,000	*	125,000	-0-	—
iTracker Inc.(1)	125,000	*	125,000	-0-	—
Charles Doller(1)	37,660	*	37,660	-0-	—
Mark Gillis(1)	48,996	*	48,996	-0-	—

*	Less than 1%.

(1)	Consists of shares issuable upon the exercise of warrants.

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